Exhibit 5.1
                                                                     -----------

                                               October 28, 2002



Franklin Resources, Inc.
One Franklin Parkway
San Mateo, California 94403

Ladies and Gentlemen:

     We have acted as counsel to Franklin Resources, Inc., a Delaware corporation (the "Company"), in connection with the filing of the Registration Statement on Form S-8 (the "Registration Statement") by the Company with the Securities and Exchange Commission regarding the registration of an indeterminate number of plan interests (the "Plan Interests") under the Franklin Resources, Inc. 1998 Employee Stock Investment Plan (the "Plan"), which is governed by California law.

     In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Plan, the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company. We have also assumed the valid existence of the Company.

     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Plan has been duly authorized by all necessary corporate action on the part of the Company, and the Plan Interests constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with the terms of the Plan, subject to applicable bankruptcy, insolvency, fraudulent conveyance,

Franklin Resources, Inc.
October 28, 2002
Page 2

reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement. We further consent to any and all references to our firm in the Registration Statement.

     The opinion expressed herein is limited to the laws of the State of California, the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.



                                            Very truly yours,

                                            /s/ Weil, Gotshal & Manges LLP